Exhibit 4.J
                                                       & 10.U (cross-referenced)
                              The FINOVA Group Inc.

                            1992 STOCK INCENTIVE PLAN
                           (INCLUDING 1997 AMENDMENTS)

          Section 1.     Purpose.

                    A.   Purpose. Through this Plan, FINOVA seeks to attract,
The Plan                 retain and motivate officers, employees and directors.
helps align the          The Plan's incentives helps align their efforts with
interest of our          the profitability of the Company and increases in
executives               shareholder value.
and
shareholders.       B.   Defined Terms. Section 11 contains a Glossary of many
                         defined terms used in this Plan. The Plan defines other terms in the text as they appear.

          Section 2.     Administration of the Plan.

                    A. Committee. The Human Resources Committee of the Board or any other committee designated by the Board (the "Committee") will administer the Plan, unless otherwise determined by the Board. The Committee must contain at least two Outside Directors. Unless the Committee contains only Outside Directors, it will appoint a subcommittee to act on all Awards to Section 16 Officers, except as otherwise permitted by Section 162(m). Each Committee member serves at the pleasure of the Board. If no Committee is appointed to administer the Plan, the Board will act in its place.

The                 B.   Powers. The Committee may grant Awards under the Plan
Committee                to officers, employees and directors of the Company and
has broad                its Affiliates. Among other things, and subject to the
powers to                terms of the Plan, the Committee may determine in its
administer the           sole discretion:
Plan.
                         1.   The officers, employees and directors to receive
                              Awards, except Awards to Non-Employee Directors can only be made as permitted by Section 7;

                         2. The timing and form of each Award, including Options (ISOs or NQs), Restricted Stock (including
                              PBRS), Stock Appreciation Rights, or any combination thereof;

                         3.   The number of Shares underlying an Award;

                         4. The terms of any Award, including any exercise price, vesting restriction (including vesting or lapse of restrictions in installments), forfeiture, expiration date, or conditions for exercise;

                         5. Any performance goals or conditions to be satisfied in connection with an Award, including goals based on the performance of the individual, Company or any Affiliate, division or department;

                         6. Whether and how to adjust the terms of any Award at any time, in whole or in part, including accelerating the vesting or exercisability, changing the number of Shares subject to the Award, changing the performance goals or measurements for performance-based Awards, or waiving or relaxing any term;

                         7. Whether and how to defer Shares and other amounts payable on an Award;

                         8. Whether and how amounts due for any Award may be settled in cash, Shares or otherwise;

                         9. Whether and how an Award may be transferred to other persons or entities, before or after vesting; the Committee may permit transfer of outstanding as well as future Awards; and

                         10. Whether and how to cash out all or part of an Award or its underlying Shares by paying the holder the difference, in cash or Stock, between the Fair Market Value over the exercise price times the number of Shares to be cashed out.

                    B. Agreements/Notice of Awards. Awards will be evidenced by written agreements, the terms and provisions of which may differ. The Company will deliver a copy of the agreement promptly following the grant. The Company may sign the agreements by facsimile signature.

                    C.   Administration of the Plan. The Committee will
                         supervise the administration of the Plan. It may adopt,
                         alter and repeal administrative rules, guidelines and
                         practices for the Plan. It may interpret the Plan and
                         the terms of any Award and related agreement.
The
Committee           D.   Committee Action/Delegation. The Committee may act only
may delegate             by a majority of its then-current members, except it
certain matters.         may: (1) delegate to one or more officers of the
                         Company or its Affiliates the authority to make decisions permitted under the Plan and by law, (2) authorize a subcommittee to act in its place if consistent with the Plan and law, and (3) authorize one or more of its members or officers of the Company or any Affiliate to execute and deliver documents on behalf of the Committee or any subcommittee. The
                         Committee, however, can not delegate to any officer under (1) above decisions under the Plan with respect to Section 16 Officers. Any other reference in this Plan to the Committee will not preclude any delegated authority permitted by this section.

                    E. Discretion to Act. The Committee and persons with delegated authority may act in their sole discretion when granting an Award or, if permitted by the Plan, after the grant. All decisions made by the Committee or under delegated authority will be binding on all persons, including the Company and Plan participants.
                                      -2-
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          Section 3.     Stock Subject to Plan.

The number of       A.   General Authorization. For Plan years beginning on or
initial                  after January 1, 1997, the Committee may continue to
authorized               grant Awards for Shares in each calendar year
Shares in a              (including partial years) totaling two and one-half
year generally           percent (2.5%) of the Common Stock of the Company
remains the              outstanding as of the first day of that year, subject
same as the              to adjustment as provided in the Plan. Any available
former Plan.             Shares not granted in a year will be available for
                         grant in a future year, but only if those Shares are Awarded to new officers, employees or directors in connection with the merger with or the acquisition of all or substantially all the stock or assets of another corporation or other entity by the Company or its Affiliates. The Committee may award up to 500,000 shares of Preferred Stock under the Plan. The Committee may issue Shares authorized and unissued Shares or "treasury Shares" to satisfy any Award.

                    B. Limitations. Subject to adjustment as provided in the Plan, the Committee may award a maximum of 5,000,000 shares of Common Stock as Incentive Stock Options over the life of the Plan, and it may grant Awards for a maximum of 1,000,000 Shares to any one participant in any calendar year. Canceled and replacement Awards for a participant will count against that individual award limitation.

                    C.   Adjustment in Amount. The Shares available under the
                         Plan will be increased by the number of Shares (1) of
Forfeited, unused        Restricted Stock that are forfeited, (2) underlying an
or cashed-out            Option (and related SAR, if any) that terminates for
Shares can be            any reason without being exercised, or (3) underlying a
reused.                  Stock Appreciation Right that is exercised for cash.

                    D. Change in Corporate Structure. The Committee or Board may adjust or substitute in its discretion the Shares reserved for issuance under the Plan, the number and exercise price of any outstanding Options and SARs, and the number of Shares subject to other Awards in the event of any change in corporate structure of the Company. Those changes include any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, or extraordinary distribution regarding the Stock. The number of Shares subject to an Award, however, must always be a whole number.

          Section 4.     Options.

                    A.   Date of Grant. The grant of an Option occurs on the day
                         the Committee selects the person to participate in the
                         grant, determines the number of Shares subject to the
                         Option, and specifies the terms of the Option.
Options are
NQ's unless         B.   ISOs and NQs. The Committee may award Incentive Stock
designated as            Options only to employees of the Company and its
ISO's.                   subsidiaries (as permitted by Section 422). The Option
                         agreement must note whether the Option is an ISO or NQ.
                         If an Option is not designated as an ISO, or even if so
                                      -3-
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                         captioned it does not qualify as an ISO, it will be a
                         Non-Qualified Stock Option. No term of the Plan relating to an Incentive Stock Option can be interpreted, amended or altered, nor can any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 or, without the written consent of the option holder, to disqualify his or her ISOs under that section.

                    C. Terms. Options are subject to the following terms, and such additional terms selected by the Committee:

                         1.   Price. The Committee will state in the Option
                              agreement the Option price (or formula for
                              determining the price) per Share purchasable under
No Options                    that Option. The Option price must be no less than
are awarded                   the Fair Market Value of the Stock on the date of
at less than                  grant.
fair market
value or for             2.   Term. All Options expire no later than 10 years
terms over 10                 after the grant date.
years.
                         3.   Method of Exercise. The Plan and Option agreement
                              determine when holders may exercise all or part of their options. The holder must give the Company written notice stating the number of Shares to be purchased under the Option. The holder must pay the full purchase price for the Shares purchased at the time of exercise. The Company may determine the permitted forms of notice and payment. The
                              Company will not issue any Shares until full payment has been made.

Full payment             4.   Use of Stock for Payment. If approved by the
is due on                     Committee, holders may pay for Options with
Option                        payment in full or unrestricted Stock already
exercise.                     owned by the holder of the same class as the Stock
                              subject to the Option. The Committee may permit payment for an NQ with Restricted Stock of the same class, based on the Fair Market Value of the Stock on the exercise date. In that case, Shares issued under the Option equal to the number of Restricted Shares used will become Restricted
                              Shares with the same terms as the surrendered
                              Restricted Shares, unless the Committee determines otherwise.

The                      5.   Transferability/Restrictions on Transfer. Holders
Committee                     may not transfer options except as permitted by
may permit                    the Committee or this Plan. A holder may transfer
transfer of                   Options by will, the laws of descent and
Awards.                       distribution, or under a domestic relations order
                              (as defined by the Code or by ERISA)
                              (collectively, by "Will"). Except as noted above,
                              all Stock Options are exercisable during the
                              optionee's lifetime only by the optionee or his or
                              her guardian or legal representative. In those
                              events, the term "holder," "optionee," and
                              "participant" include the guardian and legal
                              representative of the optionee and any person or
                              entity receiving an option by Will or permitted
                              transfer. The Committee cannot permit transfer of
                              ISOs other than by Will, unless the transfer would
                              not terminate ISO status.
                                      -4-
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                         6.   Termination of Employment. After Termination of
                              Employment, participants may exercise Options, to
Employees                     the extent then exercisable or as accelerated by
may generally                 the Committee, during the periods noted below,
exercise                      unless otherwise permitted by the Committee or the
Options after                 Option Agreement. In no event, however, will the
they leave                    Option be exercisable after expiration of the
FINOVA within                 original Option term. An ISO exercised after the
the following                 exercise periods permitted by the Code will be
periods:                      treated as an NQ.

Death - 1 year                (a)  Death. One year from the date of death. If
Disability - 3                     the optionee dies after Termination of
   years                           Employment during the periods referenced in
Retirement - 3                     Section 4.C.6(b), that period will be
   years                           extended to the extent necessary to permit
Termination                        exercise within one year from the date of
   for Cause -                     death.
   Options expire
Other reasons                 (b)  Disability or Retirement. Three years from
- 3 months                         the Termination of Employment due to
                                   Disability or Retirement.

                              (c)  Terminations for Cause. The Option will
                                   terminate and will not be exercisable.
                                   "Cause" means (i) conviction of a felony,
                                   (ii) dishonesty in fulfilling one's
                                   employment duties or (iii) willful and
                                   deliberate failure to perform those duties in any material respect.

                              (d) Terminations Not for Cause, Death, Disability or Retirement. Three months from the Termination of Employment.

                         7. Cash Out for Change in Control. During the first 60 days after a Change in Control (the "Exercise Period"), an optionee may elect, by written notice to the Company, to be paid in cash the Spread for each Share underlying his or her outstanding Options, even if not then exercisable, in lieu of payment of the exercise price for the Options. The payment will be made within 30 days of that notice. The rights under this Section 4.C.7 supersede all other provisions of the Plan, but will not exist if the Committee states that at the time of the grant. The "Spread" is the amount the Change in Control Price per Share on the date of election exceeds the exercise price per Share.
                              Section 16 Officers may not make the election provided for by this paragraph for Options granted within 6 months of a Change in Control. In that case, the Options will automatically be canceled in exchange for a cash payment equal to the Spread multiplied by the number of Shares underlying the Options. That payment will be made on the day that is 6 months and 1 day after the grant of the Options.

                         8. Rights as a Shareholder. The holder of an Option will have all the rights of a shareholder of the Company for that class or series of Stock (including, if applicable, the right to vote the

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                              securities  and the  right to  receive  dividends)
                              when the holder gives written notice of exercise, pays for the Shares and, if requested, gives the representation described in Section 10.A.

          Section 5.     Stock Appreciation Rights.

                    A. Grant and Exercise. The Committee may grant Stock Appreciation Rights with all or part of any Option Award, either at or after the grant (at the time of grant only for ISOs). A Stock Appreciation Right will terminate and not be exercisable on the termination or exercise of the related Option, and vice versa. To exercise an SAR, the holder must surrender the applicable part of the related Option and comply with procedures established by the Committee.

                    B. Terms. Stock Appreciation Rights are subject to the following terms, and any additional terms selected by the Committee:

                         1.   Same as Options. SARs are exercisable only at the
                              times and to the extent the related Options are
                              exercisable.
Exercise of an
SAR cancels              2.   Payment for SARs. Upon exercise of an SAR, an
the underlying                optionee the Company will pay cash, Shares or both
Option and                    equal to the amount the Fair Market Value of each
vice versa.                   Share exceeds the Option price of the related
                              Option, multiplied by the number of Shares for which the SAR is exercised. The Committee will determine the form of payment.

                         3. Transferability of SARs. Holders may transfer SARs only to the extent permitted for the underlying Option.

                         4.   Cash Out for Change in Control. The provisions of
                              Section 4.C.7 also apply to SARs.

          Section 6.     Restricted Stock.

                    A.   Section 16 Officers. Unless otherwise provided by the
                         Committee, awards of Restricted Stock to Section 16
PBRS Awards              Officers will only be PBRS Awards which comply with the
can base                 performance-based compensation requirements of Section
performance              162(m). Unless otherwise determined by the Committee,
on various               the performance goals for the PBRS Awards will be based
factors.                 on the following factors: total shareholder return
                         (alone or in comparison with one or more indices), revenues (gross or net), earnings per share, expenses, margin (gross or net), changes in stock price, funds or asset turnover, market share, net income (before or after taxes), return on assets, equity, capital, investment, or sales (actual or pro forma), operating margin, net revenue growth, or cash flow. The Committee may decline to use any or all of those performance goals and it may apply these performance measures singly or in any combination. It may also link them to performance of the Company, its Affiliates or any division, department or individual. The Committee may not forgive satisfaction of any performance condition specified for officers subject to Section 162(m), nor may it increase an Award to those officers over amounts provided for by the initial grant, unless permitted by Section 162(m). The
                         Committee must certify attainment of the performance results if required by Section 162(m).

                    B. Awards and Certificates. The Committee may determine the form Restricted Stock may take, including book-entry registration or issuance of one or more stock certificates. Restricted Stock will be registered in the name of the participant. Restricted Stock certificates will bear an appropriate legend referring to the restrictions on that Award. The legend will read essentially:

                              The transferability of this certificate and the shares of stock represented hereby are subject to the terms (including forfeiture) of the 1992 Stock Incentive Plan and a Restricted Stock Agreement. Copies of the Plan and Agreement are on file at the offices of The FINOVA Group Inc.

                         The Company's most recent principal address will also be included in the legend, but the failure to update the address in the event of a change will have no effect on the restrictions on those Shares. The Company will hold any certificates evidencing Restricted Stock until the restrictions lapse, unless otherwise determined by the Committee. The Committee may also require, as a condition to an Award, that the participant deliver one or more stock powers and, if appropriate, SEC Forms 144 or other applicable forms, executed in blank, relating to the Restricted Stock.

                    C. Terms. Restricted Stock is subject to the following terms and any other terms selected by the Committee:

                         1. No Transfer. Except as permitted by the Plan, Committee or Restricted Stock agreement, the participant may not transfer, sell, assign, pledge or otherwise encumber the Restricted Stock during the period set by the Committee beginning on the date of the Award (the "Restriction Period").

                         2.   Rights as a Shareholder. Except as provided by the
                              Plan, Committee or Restricted Stock agreement, the
Restricted Stock              participant will have all the rights of a
can not be                    shareholder for the same class or series of Stock
transferred                   as the Restricted Stock, including, if applicable,
during the                    the right to vote the Shares and to receive any
Restriction                   cash dividends. If the Committee requires in the
Period, with                  Restricted Stock agreement, and subject to Section
limited                       10.F, (a) cash dividends on the Restricted Stock
exceptions.                   will be automatically deferred and reinvested in
                              additional Restricted Stock, and (b) Stock dividends will be paid in the form of Restricted
                              Stock of the same class as the dividend.

                         3. Forfeiture of Restricted Stock. Except as provided by this Plan, the Committee or the Restricted Stock agreement, a participant will forfeit all Shares of Restricted Stock still subject to restriction upon his or her Termination of Employment.

                         4. Certificates Upon Vesting. Upon expiration of the Restriction Period without a prior forfeiture, the Company will deliver unlegended certificates for those Shares to the participant.

          Section 7.     Non-Employee Director Awards.

                    A.   Automatic Grants. Each Non-Employee Director who has
                         served on the Board continuously since the commencement
Non-Employee             of his or her term will receive an annual (including
Directors receive        partial years) grant of Non-Qualified Options to
Options for 4,000        purchase 3,000 Shares of Common Stock. The grant will
Shares on                occur automatically on the third Thursday of August
election and             during that director's term. Each Non-Employee Director
3,000 Shares each        will also be awarded NQs to purchase 4,000 shares of
year of service.         Common Stock on joining the Board. The exercise price
                         for those grants will equal the Fair Market Value on the date of grant.

                    B.   Election for Retainer Payments. In addition to the
                         Awards authorized by Section 7.A, each Non-Employee
                         Director may from time to time elect to receive, in
                         lieu of all or part of the cash retainer otherwise
                         payable to that director, (1) Restricted Stock
                         ("Directors Retainer Shares") with a Fair Market Value
Directors may            equal to the amount of the retainer payment to be paid
elect to receive         on that date, (2) Non-Qualified Options to purchase
all or part of           Common Stock with a Fair Market Value as of that
their annual             payment date equal to two and one-half times the amount
retainer in              of the retainer payment ("Directors Retainer Options"),
Restricted Stock         or (3) a combination of the above. The Committee may
or Options.              establish minimum thresholds for election of any
                         alternative other than cash.

                    C. Directors Retainer Shares. Except as permitted by the Plan, Committee or Restricted Stock Agreement, Directors may not transfer Retainer Shares until the day before the next annual meeting of the Company's shareholders. Those Shares will be forfeited to the Company if the director ceases to be a Board member prior to that date except as otherwise provided by this Plan.

                    D. Directors Retainer Options. Except as provided below, Directors Retainer Options may be exercised in whole or in part commencing on the day before the next annual meeting of shareholders and ending ten years after the date of grant. If the director ceases to be a Board member before the Directors Retainer Option becomes exercisable, the Option becomes void, except as provided by this Plan. The exercise price will be the Fair Market Value of the Shares on the date of grant.

                    E. Death, Disability or Retirement of a Director. If a participant ceases to be a Board member due to death, Disability or Retirement as a director at the end of a term or upon a Change in Control, then any Directors Retainer Shares and Directors Retainer Options will immediately vest and become exercisable, as the case may be. Any restriction on transfer imposed by this Plan and any risk of forfeiture will cease on any of those events.

                    F. Expiration of Directors Retainer Options. Directors Retainer Options that are exercisable but have not been exercised expire six months after the date the director ceases to be a Board member, except as noted below. If the Board membership ceases due to death, Disability or Retirement as a director at the end of a term, those Options may be exercised for two years after termination of Board membership, and if the director dies within the six month or two year periods noted above, the Options may be exercised at any time within two years after the death. Nothing in this paragraph permits exercise of any Options beyond the original ten year term.

                    G. Allocation of Shares. If the number of Shares available for future grants under the Plan is not sufficient to make all automatic grants required to be made on that date, then all Non-Employee Directors entitled to a grant on that date will share proportionately in the available Options. In addition, no elections under
                         Section 7.B can be made until all automatic grants for that date have been made, and the directors who have elected to receive all or any portion of their retainer under that subsection will share ratably in the number of remaining available Shares.

                    H.   Other Terms. Except as expressly provided in this
                         Section 7, any Award granted under this Section will be subject to the terms of the Plan, including those contained in Sections 4, 6 and 8, as appropriate.

          Section 8.     Change in Control Provisions.

                    A. Impact of Event. Notwithstanding any other provision in this Plan to the contrary, if a Change of Control occurs:

Awards vest and          1.   Options and SARs. Any unvested or unexercisable
can be exercised              Options and SARs outstanding as of the date of the
if a Change in                Change in Control become fully vested and
Control occurs.               exercisable to the full extent of the original
                              grant, without regard to the three month limit on exercisability imposed by Section 4.C.6(d) of the Plan.

                         2. Restricted Stock. The restrictions on Restricted Stock lapse, and it will become free of all restrictions (other than those imposed by the securities laws). The Restricted Stock will fully vest immediately, including full vesting of the maximum number of Shares or payouts as if maximum performance conditions or goals were achieved, as applicable.

                    B. Definition of Change in Control. For purposes of the Plan, a "Change in Control" means the happening of any of the following events:

                         1. Acquisition. An acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") of beneficial ownership (within the meaning of SEC Rule 13d-3) of 20% or more of either (a) the then outstanding common stock (the "Outstanding Common Stock") or (b) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (the "Outstanding Voting Securities") of the Company.

                              Exception. No Change of Control will have occurred for any acquisition (i) directly from the Company or any Affiliate, other than one by exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company or Affiliate, (ii) by the Company or any Affiliate, (iii) by any employee benefit plan or related trust sponsored or maintained by the Company or any Affiliate, or (iv) by any corporation pursuant to a transaction that complies with clauses (a), (b) and (c) of the Exception contained in subsection 3 of this
                              Section 8.B; or

                         2. Change in the Board. A change in the composition of the Board so that the members who as of January 1, 1997 constitute the Board (the "Incumbent Board") cease for any reason to be at least a majority of the Board. Any person who becomes a Board member after January 1, 1997 whose election or nomination for election was approved by at least a majority of the Incumbent Board will also be a member of the Incumbent Board, unless his or her initial assumption of office occurs due to either an actual or threatened election contest (as those terms are used in SEC Rule 14a-11 or SEC Regulation 14A) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                         3. Corporate Transaction. The Company's shareholders approve a reorganization, merger, consolidation or sale or other disposition of all or substantially all the assets of the Company (a "Corporate Transaction").

                              Exception. If all of the following apply, the instance will not be a Corporate Transaction: (a) all or substantially all of the beneficial owners of the Company's Outstanding Common Stock or Outstanding Voting Securities, respectively, immediately prior to the Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the Outstanding Common Stock and the Outstanding Voting Securities of the corporation resulting from the Corporate Transaction (including any corporation that owns the Company or all or substantially all of the Company's assets directly or indirectly) in substantially the same proportions as their ownership immediately prior to the Corporate Transaction, (b) no Person (other than the Company, any employee benefit plan -- or related trust -- of the Company or the corporation resulting from the Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of the Outstanding Common Stock or Outstanding Voting Securities, except to the extent that ownership existed prior to the Corporate

                              Transaction, and (c) members of the Incumbent Board constitute at least a majority of the board of directors resulting from the Corporate Transaction, or

                         4. Liquidation/Dissolution of the Company. The shareholders of the Company approve a complete liquidation or dissolution of the Company.

                    C. Change in Control Price. For purposes of this Plan, "Change in Control Price" means the higher of (1) the highest reported sales price, regular way, of a Share in any transaction reported on the NYSE Composite Tape, on any other national exchange listing the Shares or on NASDAQ or (2) if the Change in Control results from a tender or exchange offer or a Corporate Transaction, the highest price per Share paid in that tender or exchange offer or Corporate Transaction. For Incentive Stock Options and Stock Appreciation Rights relating to ISOs, the Change in Control Price will be in all cases the Fair Market Value of the Stock on the date the ISO or SAR is cashed out. To the extent the consideration paid in any Change in Control transaction consists of all or in part securities or other non-cash consideration, the Board will determine the value of the securities or non-cash consideration in its discretion.

          Section 9.     Effective Date/Term/Amendment/Termination.

                    A.   Effective Date. This amended Plan is effective upon
                         approval by the Board. Those changes necessary for
The Board may            qualification under Section 162(m) or Section 422 will
amend the Plan           not be effective until those changes are ratified and
but may not              approved by a majority of the Company's shareholders
adversely impact         who vote on the matter at a meeting with a quorum
existing Awards,         present. All Awards outstanding on the effective date
with certain             of these amendments to this Plan will remain
exceptions.              outstanding and will become subject to the terms of
                         this Plan as amended.

                    B. Termination. The Plan terminates on December 31, 2002. Awards outstanding as of the date the Plan terminates will not be affected or impaired by that termination.

                    C. Changes to the Plan/Restrictions. The Board may amend, alter or discontinue the Plan, including to incorporate changes in law, tax and accounting rules, or other developments, and to grant Awards that qualify for beneficial treatment under those changes. No change can be made, however, that would (1) impair the rights of a participant granted before that date without the participant's consent, except for a change made to cause the Plan to qualify for exemptions provided by then-current law, including exemptions relating to securities and taxation, or (2) disqualify the Plan from the exemptions provided by SEC Rule 16b-3 or for favorable tax treatment under Sections 162(m) or 422. No amendment
                                      -11-
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                         can be made without approval of the Company's
                         shareholders if their approval is required by law or is necessary to maintain the exemptions under Rule 16b-3 or Sections 162(m) or 422. No term of the Plan can be interpreted, amended or altered, nor can any discretion or authority to act under the Plan be exercised so as to disqualify the Plan under Sections 162(m) or 422 or Rule 16b-3.

                    D. Changes to Prior Awards/Restrictions. The Committee may amend the terms of any Award granted before that date, prospectively or retroactively, but no amendment can impair the rights of any holder without the holder's consent, except as noted in this Section 9. The Committee may also substitute new Options for previously granted Options, including previously granted Options having higher exercise prices.

          Section 10.    General Provisions.

                    A. No Intent to Transfer. The Committee may require each person acquiring an Award or the underlying Shares to represent to and agree with the Company in writing that the person is acquiring the Award or Shares without a view to the distribution thereof. All Shares or other securities issued under the Plan will be subject to stop transfer orders and other restrictions imposed by the Committee, including restrictions imposed by law, SEC or stock exchange rules or other restrictions. The certificates for Shares or other Awards may contain any legend the Committee deems appropriate regarding any restrictions on transfer or otherwise.

                    B. Other Compensation Permitted. Nothing in this Plan will prevent the Company or any Affiliate from adopting other or additional compensation arrangements for their employees.

                    C. No Employment Rights. Nothing in this Plan or any Award will confer on any employee any right to continued employment, nor will either interfere with the right of the Company or any Affiliate to terminate the employment of any employee at any time.

                    D.   Taxes. The participant must pay to the Company or make
                         arrangements satisfactory to the Company regarding the
                         payment of any Federal, state, local and foreign taxes
                         of any kind required by law to be withheld regarding
                         any Award. The participant must satisfy that tax
                         obligation no later than when the amount becomes
Holders must             includible in the person's gross income for Federal
pay taxes due            income tax purposes. Unless otherwise determined by the
on Awards.               Company, withholding obligations may be settled with
                         Stock, including Stock that is part of the Award giving rise to the tax obligation. The obligations of the Company under the Plan are conditional on satisfaction of these taxes. The Company and its Affiliates may deduct any taxes due from any payment otherwise due the participant if permitted by law.

                    E. Right of First Refusal. At the time of grant, the Committee may require that the participant offer to the Company the right to purchase Shares resulting from an Award (or if the Committee permits transfer, of the Award itself) that the participant wishes to sell, transfer, assign, pledge or otherwise encumber. The Company will have the right to purchase the Shares (or Award) at the then Fair Market Value of the Shares, subject to terms the Committee specifies at the time of grant.

                    F. Reinvestment of Dividends Subject to Availability. The reinvestment of dividends in additional Restricted Stock can only occur if sufficient Shares are available under Section 3 for that reinvestment (taking into account then outstanding Awards).

                    G. Beneficiary Designation. The Committee will establish procedures for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid.

                    H. Governing Law. The Plan and all Awards made and actions taken under the Plan will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

                    I. Unfunded Status of Plan. The Board intends that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may create trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments. Unless the Committee otherwise determines, however, the existence of those trusts or arrangements shall be consistent with the unfunded status of the Plan.

          Section 11.    Definitions.

                    As used in this Plan:

                    "Affiliate" means a corporation or other entity controlled by the Company and designated by the Committee as eligible to participate in this Plan.

                    "Award" means an Option, Stock Appreciation Right or Restricted Stock grant issued under the Plan.

                    "Board" means the Board of Directors of the Company.

                    "Code" means the Internal Revenue Code of 1986, as amended, and any successor provisions. The Code includes its related rules.

                    "Committee" is defined in Section 2.A.

                    "Common Stock" means the common stock, par value $.01 per share, of the Company.

                    "Company" or "FINOVA" means The FINOVA Group Inc., a Delaware corporation.

                    "Disability" means permanent and total disability under the Company's policies as they then exist. The Committee may amend or interpret, for purposes of the Plan, the Company's disability policies in its discretion.

                    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor provisions. The Exchange Act includes its related rules, as they may be amended.

                    "Fair Market Value" as of any given date depends on whether the Stock is immediately resold. The resale price is the fair market value if the participant resells that Stock in an arms-length transaction on the open market on the same date the Fair Market Value is to be determined. In all other cases, the Fair Market Value is the average of the high and low reported sales prices of the Stock on the given date. The reported sales price will be determined in the following order, as applicable: the NYSE Composite Tape, any other national stock exchange listing the stock, NASDAQ, or if the Stock's sales are not regularly reported by any of the above, by the Committee in its good faith discretion. For any day that is not a trading day on the national securities markets, the previous trading day will determine Fair Market Value.

                    "Incentive Stock Option" or "ISO" means any Option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

                    "Including" even if not capitalized, means including without limitation.

                    "Non-Employee Director" means a director who is not otherwise an employee of the Company or any Affiliate and has not been so employed for any part of the preceding fiscal year.

                    "Non-Qualified Option" or "NQ" means any Option that is not an ISO.

                    "Option" means an option granted under Section 4 or 7.

                    "Outside Director" means a director who satisfies the requirements of an "outside director" as defined in Section 162(m) and who otherwise satisfies the requirements of a "non-employee director" under Rule 16b-3.

                    "Plan" means this 1992 Stock Incentive Plan, as it may be amended.

                    "Performance Based Restricted Stock" or "PBRS" means Restricted Stock with performance conditions other than the mere passage of time or continued employment or service which satisfy the requirements as performance-based compensation under Section 162(m).

                    "Preferred Stock" means preferred stock, par value $.01, of the Company.

                    "Restricted Stock" means an Award granted under Section 6 or 7.C.

                    "Retirement" means (A) retirement from active employment as defined in a pension plan of the Company or an Affiliate,
                    (B) retirement under an employment contract with the Company or an Affiliate, or (C) termination of employment (or service as a non-employee director) at or after age 55 under circumstances that the Committee in its sole discretion deems to be retirement.

                    "SEC" means the Securities and Exchange Commission or any successor.

                    "Section 16 Officer" means any officer (including any employee director) subject to the insider trading and reporting requirements of Section 16 of the Exchange Act. Non-Employee Directors are not Section 16 Officers for purposes of this Plan.

                    "Section 162(m)" means Section 162(m) of the Code.

                    "Section 422" means Section 422 of the Code.

                    "Shares" or "Stock" means the Common Stock or Preferred Stock, as the case may be.

                    "Stock Appreciation Right" or "SAR" means a right granted under Section 5.

                    "Termination of Employment" means the termination of the participant's employment with the Company or an Affiliate. It also occurs if the participant is employed by a division, department or Affiliate that ceases its affiliation with the Company. In any case, the participant will not incur a Termination of Employment if he or she immediately becomes an employee of the Company or another Affiliate following that event.
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